UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

July 7, 2010

EXTERRA ENERGY, INC.
________________________

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-52319	20-5086877
(Commission File Number)	(IRS Employer Identification No.)

701 South Taylor, Suite 440, Amarillo, TX	79101
(Address of Principal Executive Offices)	(Zip Code)

806-373-7111
(Registrant's Telephone Number, Including Area Code)

____________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4

Item 1.01     Entry into a Material Definitive Agreement.   Reference is made to the discussion under Item 8.01 Other Events.

Item 2.06     Material Impairments. Reference is made to the discussion under Item 8.01 Other Events.

Item 3.02     Unregistered Sales of Equity Securities.  Reference is made to the discussion under Item 8.01 Other Events.

Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review. Reference is made to the discussion under Item 8.01 Other Events.

Item 5.03     Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.  Reference is made to the discussion under Item 8.01 Other Events.

Item 8.01 Other Events.

 In July 2009, Exterra Energy, Inc. (the “Company”) began exploring options for eliminating secured debt owed by the Company including an obligation to Coventry Capital, LLC (“Coventry) that the Company had incurred in 2007.  By August 2009, the Coventry obligation totaled approximately $593,000 in unpaid principal and accrued interest.

In July 2009, the Company was introduced to an individual named Kamal Abdallah who, with his associate, Christopher McCauley (the “Promoters”),  represented that entities they controlled would purchase the Coventry debt in exchange for an agreement that the Company would issue stock in satisfaction of the debt obligation.  On August 6, 2009, as a first step in what was expected to be the retirement of the entire Coventry debt, the Company issued 500,000 shares of Exterra stock to Atlas General Partner, LLC and Administrative Outsource Services, Inc., companies controlled by Abdallah, in reliance on the Promoters’ representation that they controlled the Coventry debt and would initially satisfy 20% of the debt.  The Promoters also represented to the Company that the unregistered Company shares being issued could be sold immediately under Rule 144 without “transfer, volume or other restrictions” and that any restrictive legend on the certificates could be removed and provided an opinion of counsel to that effect.

After issuing the initial 500,000 shares, the Company continued to negotiate with the Promoters over terms for the satisfaction of the remaining Coventry debt.   These negotiations resulted in an agreement dated September 14, 2009 under which the Company agreed to issue 4,500,000 shares to an entity named AM Financial Services, located in Doha, Qatar, in exchange for the satisfaction of the balance of the Coventry debt and the agreement that $3,000,000 would be reinvested in the Company through the purchase of preferred stock.  This block of 4,500,000 shares was also issued without any transfer restrictions.

The Coventry debt was not liquidated and the $3 million investment in the Company did not occur.  In response to these circumstances, the Company has sought the return of the 5,000,000 shares that had been issued to the Promoters or their related entities or persons. The Company has recently engaged legal counsel to further assist it in obtaining the return of the shares. As of July 6, 2010 the Company has received back 700,000 of the shares. The Company is evaluating what legal action can be taken to force the return of the remaining shares as well as what other legal actions can be taken based upon what it now believes to be a fraud that was inflicted against it.

The Company is now in the process of determining if, and to what extent, its prior filings under the Securities Exchange Act of 1934 did not accurately, adequately, or timely disclose the above events and therefore should be amended.

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Unrelated to the above, the Company attempted to effect a 60-for-1 reverse stock split effective May 4, 2009 through actions approved by its Board of Directors and shareholders. As a part of its efforts the Company undertook, and relied on counsel to take, what it believed was all necessary action, including issuing a press release, obtaining a new CUSIP number for its “post-split” shares, and filing a Form 8-K with the Securities and Exchange Commission  on April 24, 2009 that disclosed the following under Item 8.01 Other Events: “On April 15, 2009, the Company's Board of Directors approved a 60 for 1 reverse stock split of the issued and outstanding shares, to be effective at the beginning of trading May 4, 2009. There was no change to the authorized shares and no shareholder approval is required nor is an amendment to the Company's Articles of Incorporation required under Nevada law.” The Company has recently been advised that a filing with the Secretary of State of Nevada was required at time of the reverse split.  The Company believes that all proper actions were taken in 2009 to effect the reverse split, except for the Nevada filing. The Company is seeking advice from Nevada counsel on what action it needs to take to correct the failure to file in 2009.

The Company is now in the process of determining if, and to what extent, its prior filings under the Securities Exchange Act of 1934 should be amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRA ENERGY, INC.

Date: July 7, 2010	By:	/s/ Robert Royal
Name: Robert Royal
Title: Chairman

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